                                                                     EXHIBIT 12

                              CENTERPOINT PROPERTIES TRUST
                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (DOLLARS IN THOUSANDS)

                                           SIX MONTHS
                                          ENDED JUNE 30,                   YEAR ENDED DECEMBER 31,
                                          --------------                   -----------------------
                                               2000             1999      1998       1997      1996       1995
                                               ----             ----      ----       ----      ----       ----
                                           (UNAUDITED)
Available earnings:
    Net income                               $25,006          $48,760    $32,248   $27,260    $14,941     $8,212
    Add interest expense (1)                  15,678           21,859     15,476    10,871     10,992     12,985
                                            --------         --------   --------  --------   --------   --------
Available earnings(2)                        $40,684          $70,619    $47,724   $38,131    $25,933    $21,197
Fixed charges:                              ========         ========   ========  ========   ========   ========
    Interest expense                         $15,678          $21,859    $15,476   $10,871    $10,992    $12,985
    Capitalized interest                       1,069            1,926      2,214       893        142         20
                                            --------         --------   --------  --------   --------   --------
Total fixed charges                          $16,747          $23,785    $17,690   $11,764    $11,134    $13,005
                                            ========         ========   ========  ========   ========   ========
Ratio of earnings to fixed charges              2.43             2.97       2.70      3.24       2.33       1.63
                                            ========         ========   ========  ========   ========   ========

____________________________________

NOTES: (1)   Interest expense includes amortization of deferred financing costs.
       (2)   Interest portion of rental expense is not calculated because annual rental expense for the Company is not significant.

                       CENTERPOINT PROPERTIES TRUST
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED DIVIDENDS
                         (DOLLARS IN THOUSANDS)

                                           SIX MONTHS
                                          ENDED JUNE 30,                   YEAR ENDED DECEMBER 31,
                                          --------------                   -----------------------
                                               2000            1999       1998        1997       1996       1995
                                               ----            ----       ----        ----       ----       ----
                                           (UNAUDITED)
Available earnings:
   Net income                                $25,006         $48,760     $32,248     $27,260    $14,941     $8,212
   Add interest expense (1)                   15,678          21,859      15,476      10,871     10,992     12,985
                                            --------        --------    --------    --------   --------   --------
Available earnings (2)                       $40,684         $70,619     $47,724     $38,131    $25,933    $21,197
Combined fixed charges:                     ========        ========    ========    ========   ========   ========
   Interest expense                          $15,678         $21,859     $15,476     $10,871    $10,992    $12,985
   Capitalized interest                        1,069           1,926       2,214         893        142         20
   Preferred dividends                         5,055           8,318       6,360         901        947      1,002
                                            --------         --------   --------    --------   --------   --------
Total fixed charges                          $21,802         $32,103     $24,050     $12,665    $12,081    $14,007
                                            ========        ========    ========    ========   ========   ========
Ratio of earnings to combined
   fixed charges                                1.87            2.20        1.98        3.01       2.15       1.51
                                            ========        ========    ========    ========   ========   ========

____________________________________

NOTES: (1)   Interest expense includes amortization of deferred financing costs.
       (2)   Interest portion of rental expense is not calculated because annual rental expense for the Company is not significant.